                                                                       EXHIBIT 2

SECOND QUARTER REPORT 2003                                             TCPL - 16

                               CONSOLIDATED INCOME


(unaudited)                                         Three months ended June 30            Six months ended June 30
(millions of dollars)                                 2003               2002              2003              2002
-----------------------------------------------------------------    --------------   ---------------   ---------------
REVENUES                                                   1,311             1,345             2,647             2,591

OPERATING EXPENSES

Cost of sales                                                189               170               369               303
Other costs and expenses                                     382               383               809               737
Depreciation                                                 217               213               432               420
                                                -----------------    --------------   ---------------   ---------------
                                                             788               766             1,610             1,460
                                                -----------------    --------------   ---------------   ---------------
OPERATING INCOME                                             523               579             1,037             1,131

OTHER EXPENSES/(INCOME)

Financial charges                                            205               218               409               439
Financial charges of joint ventures                           23                22                45                45
Equity income                                                (26)               (8)              (84)              (18)
Interest and other income                                    (22)              (11)              (35)              (22)
                                                -----------------    --------------   ---------------   ---------------
                                                             180               221               335               444
                                                -----------------    --------------   ---------------   ---------------

INCOME BEFORE INCOME TAXES                                   343               358               702               687
INCOME TAXES - CURRENT AND FUTURE                            127               138               263               266
                                                -----------------    --------------   ---------------   ---------------
NET INCOME                                                   216               220               439               421
PREFERRED SECURITIES CHARGES                                   9                 9                18                18
PREFERRED SHARE DIVIDENDS                                      5                 6                11                11
                                                -----------------    --------------   ---------------   ---------------
NET INCOME APPLICABLE TO COMMON SHARES                       202               205               410               392
                                                -----------------    --------------   ---------------   ---------------
                                                -----------------    --------------   ---------------   ---------------


See accompanying Notes to the Consolidated Financial Statements.

SECOND QUARTER REPORT 2003                                             TCPL - 17


                             CONSOLIDATED CASH FLOWS


(unaudited)                                                     Three months ended June 30         Six months ended June 30
(millions of dollars)                                            2003              2002             2003               2002
---------------------------------------------------------------------------    --------------  ---------------    ---------------

CASH GENERATED FROM OPERATIONS

Net income                                                             216               220              439                421
Depreciation                                                           217               213              432                420
Future income taxes                                                     53                56              127                109
Equity income in excess of distributions received                       (8)               (1)             (59)                (5)
Other                                                                  (44)              (50)             (48)               (52)
                                                             --------------    --------------  ---------------    ---------------
Funds generated from operations                                        434               438              891                893
Decrease/(Increase) in operating working capital                        33                (2)              25                (56)
                                                             --------------    --------------  ---------------    ---------------
Net cash provided by continuing operations                             467               436              916                837
Net cash (used in)/provided by discontinued operations                 (88)               (7)             (84)                51
                                                             --------------    --------------  ---------------    ---------------
                                                                       379               429              832                888
                                                             --------------    --------------  ---------------    ---------------
INVESTING ACTIVITIES

Capital expenditures                                                  (107)              (98)            (183)              (215)
Acquisitions, net of cash acquired                                      (3)                -             (412)                 -
Disposition of assets                                                    -                 -                5                  -
Deferred amounts and other                                             (47)              (91)             (70)               (74)
                                                             --------------    --------------  ---------------    ---------------
Net cash used in investing activities                                 (157)             (189)            (660)              (289)
                                                             --------------    --------------  ---------------    ---------------

FINANCING ACTIVITIES

Dividends and preferred securities charges                            (149)             (140)            (288)              (267)
Notes payable repaid, net                                             (291)              (69)             (82)              (240)
Long-term debt issued                                                  475                 -              475                  -
Reduction of long-term debt                                            (50)              (24)             (59)              (116)
Non-recourse debt of joint ventures issued                              29                 4               46                  5
Reduction of non-recourse debt of joint ventures                       (32)              (29)             (48)               (42)
Common shares issued                                                     2                16               18                 31
                                                             --------------    --------------  ---------------    ---------------
Net cash (used in)/provided by financing activities                    (16)             (242)              62               (629)
                                                             --------------    --------------  ---------------    ---------------

INCREASE/(DECREASE) IN CASH AND SHORT-TERM INVESTMENTS                 206                (2)             234                (30)

CASH AND SHORT-TERM INVESTMENTS

Beginning of period                                                    240               271              212                299
                                                             --------------    --------------  ---------------    ---------------

CASH AND SHORT-TERM INVESTMENTS

End of period                                                          446               269              446                269
                                                             --------------    --------------  ---------------    ---------------
                                                             --------------    --------------  ---------------    ---------------

See accompanying Notes to the Consolidated Financial Statements.

SECOND QUARTER REPORT 2003                                             TCPL - 18


                           CONSOLIDATED BALANCE SHEET


                                                                             JUNE 30, 2003               December 31,
(millions of dollars)                                                         (unaudited)                    2002
------------------------------------------------------------------------------------------------    -----------------------
ASSETS
CURRENT ASSETS
Cash and short-term investments                                                             446                        212
Accounts receivable                                                                         604                        691
Inventories                                                                                 168                        178
Other                                                                                       101                        102
                                                                         -----------------------    -----------------------
                                                                                          1,319                      1,183
LONG-TERM INVESTMENTS                                                                       713                        291
PLANT, PROPERTY AND EQUIPMENT                                                            16,975                     17,496
OTHER ASSETS                                                                                996                        946
                                                                         -----------------------    -----------------------
                                                                                         20,003                     19,916
                                                                         -----------------------    -----------------------
                                                                         -----------------------    -----------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Notes payable                                                                               215                        297
Accounts payable                                                                            789                        902
Accrued interest                                                                            206                        227
Current portion of long-term debt                                                           580                        517
Current portion of non-recourse debt of joint ventures                                       20                         75
Provision for loss on discontinued operations                                               217                        234
                                                                         -----------------------    -----------------------
                                                                                          2,027                      2,252
DEFERRED AMOUNTS                                                                            326                        353
LONG-TERM DEBT                                                                            8,983                      8,815
FUTURE INCOME TAXES                                                                         318                        226
NON-RECOURSE DEBT OF JOINT VENTURES                                                       1,174                      1,222
JUNIOR SUBORDINATED DEBENTURES                                                              239                        238
                                                                         -----------------------    -----------------------
                                                                                         13,067                     13,106
                                                                         -----------------------    -----------------------
SHAREHOLDERS' EQUITY
Preferred securities                                                                        673                        674
Preferred shares                                                                            389                        389
Common shares                                                                             4,632                      4,614
Contributed surplus                                                                         266                        265
Retained earnings                                                                         1,005                        854
Foreign exchange adjustment                                                                 (29)                        14
                                                                         -----------------------    -----------------------
                                                                         -----------------------    -----------------------
                                                                                          6,936                      6,810
                                                                         -----------------------    -----------------------
                                                                                         20,003                     19,916
                                                                         -----------------------    -----------------------
                                                                         -----------------------    -----------------------

See accompanying Notes to the Consolidated Financial Statements.

SECOND QUARTER REPORT 2003                                             TCPL - 19


                         CONSOLIDATED RETAINED EARNINGS


(unaudited)                                                                                      Six months ended June 30
(millions of dollars)                                                                             2003               2002
------------------------------------------------------------------------------------------------------------    ---------------
Balance at beginning of period                                                                          854                586
Net income                                                                                              439                421
Preferred securities charges                                                                            (18)               (18)
Preferred share dividends                                                                               (11)               (11)
Common share dividends                                                                                 (259)              (239)
                                                                                             ---------------    ---------------

                                                                                                      1,005                739
                                                                                             ---------------    ---------------
                                                                                             ---------------    ---------------

See accompanying Notes to the Consolidated Financial Statements.

SECOND QUARTER REPORT 2003                                             TCPL - 20


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


1.   BASIS OF PRESENTATION

Pursuant to a plan of arrangement, effective May 15, 2003, common shares of TransCanada PipeLines Limited (TCPL or the company) were exchanged on a one-to-one basis for common shares of TransCanada Corporation (TransCanada). As a result, TCPL became a wholly-owned subsidiary of TransCanada. The consolidated financial statements for the six months ended June 30, 2003 include the accounts of TCPL and the consolidated accounts of all its subsidiaries.

2.   SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of TCPL have been prepared in accordance with Canadian generally accepted accounting principles. The accounting policies applied are consistent with those outlined in the company's annual financial statements for the year ended December 31, 2002. These consolidated financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the respective periods. These consolidated financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the annual financial statements included in TransCanada PipeLines Limited's 2002 Annual Report. Amounts are stated in Canadian dollars unless otherwise indicated. Certain comparative figures have been reclassified to conform with the current period's presentation.

Since a determination of many assets, liabilities, revenues and expenses is dependent upon future events, the preparation of these consolidated financial statements requires the use of estimates and assumptions. In the opinion of Management, these consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the company's significant accounting policies.

SECOND QUARTER REPORT 2003                                             TCPL - 21


3.   SEGMENTED INFORMATION

                                                  TRANSMISSION           POWER               CORPORATE             TOTAL
Three months ended June 30                    -------------------  -------------------  ------------------- --------------------
(unaudited - millions of dollars)               2003      2002       2003      2002       2003      2002      2003       2002
--------------------------------------------- ---------  --------  --------- ---------  --------- --------- ---------- ---------
Revenues                                           944     1,002        367       343          -         -      1,311     1,345
Cost of sales                                        -         -       (189)     (170)         -         -       (189)     (170)
Other costs and expenses                          (301)     (286)       (79)      (95)        (2)       (2)      (382)     (383)
Depreciation                                      (195)     (198)       (22)      (15)         -         -       (217)     (213)
                                              ---------  --------  --------- ---------  --------- --------- ---------- ---------
Operating income/(loss)                            448       518         77        63         (2)       (2)       523       579
Financial and preferred equity charges            (194)     (208)        (3)       (3)       (22)      (22)      (219)     (233)
Financial charges of joint ventures                (22)      (22)        (1)        -          -         -        (23)      (22)
Equity income                                       10         8         16         -          -         -         26         8
Interest and other income                            3         -          4         4         15         7         22        11
Income taxes                                      (101)     (122)       (30)      (24)         4         8       (127)     (138)
                                              ---------  --------  --------- ---------  --------- --------- ---------- ---------
NET INCOME APPLICABLE TO COMMON SHARES             144       174         63        40        (5)       (9)        202       205
                                              ---------  --------  --------- ---------  --------- --------- ---------- ---------
                                              ---------  --------  --------- ---------  --------- --------- ---------- ---------


                                                  TRANSMISSION           POWER               CORPORATE             TOTAL
Six months ended June 30                      -------------------  -------------------  ------------------- --------------------
(unaudited - millions of dollars)               2003      2002       2003      2002       2003      2002      2003       2002
--------------------------------------------- ---------  --------  --------- ---------  --------- --------- ---------- ---------
Revenues                                         1,904     1,943        743       648          -         -     2,647      2,591
Cost of sales                                        -         -       (369)     (303)         -         -      (369)      (303)
Other costs and expenses                          (605)     (546)      (200)     (187)        (4)       (4)     (809)      (737)
Depreciation                                      (389)     (390)       (43)      (30)         -         -      (432)      (420)
                                              ---------  --------  --------- ---------  --------- --------- ---------- ---------
Operating income/(loss)                            910     1,007        131       128         (4)       (4)    1,037      1,131
Financial and preferred equity charges            (390)     (414)        (5)       (6)       (43)      (48)     (438)      (468)
Financial charges of joint ventures                (44)      (45)        (1)        -          -         -       (45)       (45)
Equity income                                       30        18         54         -          -         -        84         18
Interest and other income                            8         6          8         7         19         9        35         22
Income taxes                                      (212)     (235)       (61)      (48)        10        17      (263)      (266)
                                              ---------  --------  --------- ---------  --------- --------- ---------- ---------
NET INCOME APPLICABLE TO COMMON SHARES             302       337        126        81        (18)      (26)      410        392
                                              ---------  --------  --------- ---------  --------- --------- ---------- ---------
                                              ---------  --------  --------- ---------  --------- --------- ---------- ---------


TOTAL ASSETS                                                      JUNE 30, 2003         December 31,
(millions of dollars)                                              (unaudited)              2002
----------------------------------------------------------------------------------   ------------------
Transmission                                                                16,363               16,979
Power                                                                        2,608                2,292
Corporate                                                                      853                  457
                                                               --------------------   ------------------
Continuing Operations                                                       19,824               19,728
Discontinued Operations                                                        179                  188
                                                               --------------------   ------------------
                                                                            20,003               19,916
                                                               --------------------   ------------------
                                                               --------------------   ------------------

SECOND QUARTER REPORT 2003                                             TCPL - 22


4.   LONG-TERM DEBT

On June 9, 2003, the company issued US$350 million of unsecured 4.00 per cent notes maturing on June 15, 2013.

On July 3, 2003, the company redeemed the US$160 million 8.75 per cent Junior Subordinated Debentures. Holders of these debentures received US$25.0122 per US$25.00 of the principal amount, which included accrued and unpaid interest to the redemption date, without premium or penalty.

5.   RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

The following represents the significant changes to the company's risk management and financial instruments since December 31, 2002.

FOREIGN INVESTMENTS

At June 30, 2003 and December 31, 2002, the company had foreign currency denominated assets and liabilities which created an exposure to changes in exchange rates. The company uses foreign currency derivatives to hedge this exposure on an after-tax basis. The cross-currency swaps have a floating interest rate which the company partially hedges by entering into interest rate swaps and forward rate agreements. The company's portfolio of foreign investment derivatives is comprised of contracts for periods up to four years. The fair values shown in the table below for foreign exchange risk are offset by translation gains or losses on the net assets and are recorded in the foreign exchange adjustment in Shareholders' Equity.


ASSET/(LIABILITY)                                               JUNE 30, 2003
(millions of dollars)                                            (unaudited)                    December 31, 2002
--------------------------------------------------------------------------------------    ------------------------------
                                                           Carrying         Fair             Carrying         Fair
                                                            Amount         Value              Amount         Value
                                                        ------------------------------    ------------------------------
FOREIGN EXCHANGE RISK
Cross-currency swaps
     U.S. dollars                                                   50             50                (8)            (8)
Forward foreign exchange contracts
     U.S. dollars                                                    -              -                (4)            (4)
------------------------------------------------------------------------------------------------------------------------


At June 30, 2003, the notional principal amounts of cross-currency swaps were US$250 million (December 31, 2002 - US$350 million) and the notional principal amounts of forward foreign exchange contracts were nil (December 31, 2002 - US$225 million).

SECOND QUARTER REPORT 2003                                             TCPL - 23


                                                                                         JUNE 30,
RECONCILIATION OF FOREIGN EXCHANGE ADJUSTMENT                                              2003          December 31,
(millions of dollars)                                                                   (unaudited)          2002
-----------------------------------------------------------------------------------------------------   --------------
Balance at beginning of year                                                                      14               13
Translation (losses)/gains on foreign currency denominated net assets                           (115)               3
Foreign exchange gains/(losses) on derivatives, and other                                         72               (2)
                                                                                       --------------   --------------
                                                                                                 (29)              14
----------------------------------------------------------------------------------------------------------------------


6.   DISCONTINUED OPERATIONS

In July 2001, the Board of Directors approved a plan to dispose of the company's Gas Marketing business. In December 1999, the Board of Directors approved a plan (December Plan) to dispose of the company's International, Canadian Midstream and certain other businesses. The company's disposals under both plans were substantially completed at December 31, 2001.

The company mitigated its exposures associated with the contingent liabilities related to the divested gas marketing operations by obtaining certain remaining contracts in June and early July 2003 and simultaneously fully hedging the market price exposures of these contracts. The company remains contingently liable for certain of the residual obligations.

At June 30, 2003, TCPL reviewed the provision for loss on discontinued operations and concluded that the provision was adequate and the continued deferral of the approximately $100 million of deferred after-tax gains related to the Gas Marketing business was appropriate. Accordingly, there was no earnings impact related to discontinued operations in second quarter 2003.

Net income from discontinued operations was nil for the three and six months ended June 30, 2003 and 2002. The provision for loss on discontinued operations at June 30, 2003 was $217 million (December 31, 2002 - $234 million). The net assets of discontinued operations included in the consolidated balance sheet at June 30, 2003 were $142 million (December 31, 2002 - $90 million).

7.   COMMITMENT

On June 18, 2003, an agreement was reached among the Mackenzie Delta gas producers, the Aboriginal Pipeline Group (APG) and TCPL which governs TCPL's role in the Mackenzie Gas Pipeline Project. The Mackenzie Gas Pipeline Project would, if approved, result in a natural gas pipeline being constructed from Inuvik, Northwest Territories to the northern border of Alberta, where it would then connect with the Alberta System. Under the agreement, TCPL has agreed to finance the APG for its one-third share of project

SECOND QUARTER REPORT 2003                                             TCPL - 24


definition phase costs which are currently estimated to be $80 million over three years. If the pipeline is approved and becomes operational, this loan will be repaid from APG's share of pipeline revenues.




--------------------------------------------------------------------------------
TransCanada welcomes questions from preferred shareholders and potential investors. Please telephone:

Investor Relations, at 1-800-361-6522 (Canada and U.S. Mainland) or direct dial David Moneta/Debbie Persad at (403) 920-7911. The investor fax line is (403) 920-2457. Media Relations: Glenn Herchak/Hejdi Feick at (403) 920-7877.

Visit TransCanada's Internet site at: http://www.transcanada.com
--------------------------------------------------------------------------------